EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

May 5, 2009	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Al Carbone:	203-499-2247
		After Hours:	203-499-2812

UIL Holdings Corporation Announces First Quarter 2009 Results and
Reaffirms 2009 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $12.0 million, or $0.48 per share, for the first quarter of 2009, compared to net income of $6.6 million, or $0.26 per share, for the same period in 2008.

“Much of UIL’s increase in first quarter net income was due to significant operation and maintenance (O&M) expense reductions in the distribution business,” commented James P. Torgerson, UIL’s President and CEO.  “We are managing UI’s distribution business to take into account the Connecticut DPUC reductions in the allowed O&M expense in our recent distribution rate case decision.  The completion of the Middletown-to-Norwalk transmission line also contributed to the increased earnings.”

Distribution business earnings were $0.18 per share higher in the first quarter of 2009 compared to the same period in 2008.   The following table details the components of the $0.18 increase in earnings per share in 2009 when compared to 2008.

Revenue	EPS Impacts
Distribution rates & pricing	$0.10
Decoupling adjustment	0.03
Sales volume	(0.03)
Other	0.01

O&M Expense
Customer service - allocated	0.06
Uncollectibles	0.04
Outside services contractors	0.04
Pension & postretirement	(0.07)

Distribution Business EPS variance	$0.18

Some of the positive factors in the first quarter of 2009 compared to the same period in 2008 resulted from UI’s recent distribution rate case decision.  The decoupling adjustment reflects the recording of revenues to implement the first two months of operation with the decoupling mechanism as approved in the decision.  The uncollectible expense includes the effect of allocating a portion of the uncollectible expense to the Generation Services Charges as authorized

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in the decision.  In addition, the decision provides for recovery of the increase in pension and postretirement expense either in rates or as a regulatory asset for future recovery.  The decrease in distribution customer service expense compared to 2008 was due to a May 2008 Federal Energy Regulatory Commission order, which allows a portion of this expense to be allocated to the transmission business.

The transmission business earnings were $0.05 per share higher in the first quarter of 2009 compared to the comparable quarter in 2008 primarily due to an increase in transmission rate base, allowed return and increased equity in the capital structure.  As previously reported, UI completed the Middletown-to-Norwalk transmission project, which went into service ahead of schedule, in December 2008.

Earnings per share for the first quarter of 2009, compared to the same period in 2008, for continuing operations and discontinued operations and by line of business, (which constitutes a non-GAAP financial measure), are as follows:
UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended March 31,
	2009	2008
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$6.8	$2.3
Transmission	6.1	4.8
Total UI Net Income	$12.9	$7.1

UIL Corporate	(0.8)	(0.4)
Total Continuing Operations	$12.1	$6.7

Discontinued Operations - Xcelecom	(0.1)	(0.1)

Total Net Income	$12.0	$6.6

Earnings (Loss) per Share ($/share)
UI
Distribution, CTA and Other	$0.27	$0.09
Transmission	0.24	0.19
Total UI	$0.51	$0.28

UIL Corporate	(0.03)	(0.02)
Total Continuing Operations	$0.48	$0.26

Discontinued Operations - Xcelecom	-	-

Total UIL Holdings	$0.48	$0.26

GenConn
As announced in late April, GenConn Energy, a 50-50 joint venture between NRG Energy, Inc. and UI, reached a significant milestone in the development of its peaking generation projects by closing on its project financing.

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“Securing the financing was an essential step in the process,” added Torgerson. “Construction is already underway at the existing NRG Devon plant in Milford, Connecticut. The plant is expected to be in commercial operation in June 2010. Construction at Middletown, CT, also on an existing NRG site, will begin in February 2010 and GenConn Middletown is expected to be in commercial operation in June 2011. The construction of the two peaking plants will benefit electric customers in CT and throughout New England by enhancing the reliability of the electric grid.”

Distribution Rate Case Update

On February 18, 2009, UI filed a request for reconsideration with the DPUC regarding clarification on various technical issues related to the interest rate tracking mechanism, the revenue decoupling provision and other matters.  The DPUC reopened the proceeding to consider UI’s request. On April 22, 2009, the DPUC issued a draft decision in the reopened proceeding that, if adopted as the final decision, would correct certain technical issues, clarify other issues raised by UI and increase UI’s revenue requirements by $0.655 million in 2009 and an incremental $0.284 million in 2010 for a total of $0.939 million.  On May 4, 2009 UI submitted written exceptions to the DPUC.  A final decision is expected in June 2009.

On March 13, 2009, UI requested a further reopening of the distribution rate case decision to address the decision’s distribution return on equity of 8.75%.  The DPUC has scheduled oral arguments to take place on May 11, 2009 to determine whether the proceeding should be reopened.

Looking Forward

UIL reaffirms the earnings guidance reported on March 11, 2009 as shown below.

2009 Earnings Expectations

UI
Distribution, CTA & Other	$0.90 - $1.10
Transmission	0.95 - 1.05

Total UI (1)	$1.90 - $2.10

UIL Corporate	(0.12) - (0.07)

Total Continuing Operations (1)	$1.80 - $2.00

(1) Expectations are not intended to be additive

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First Quarter Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a web cast conference call with financial analysts, Wednesday, May 6, 2009 beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.

Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 324,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes earnings per share (EPS) information by line of business is useful in understanding the fluctuations in EPS for UIL Holdings between the current and prior periods.  The amounts presented show the EPS from continuing operations and discontinued operations where applicable for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the income from continuing operations and discontinued operations for each line of business by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  The EPS for all periods presented are calculated on the same basis and reconcile to the amounts presented on a generally accepted accounting principle’s (GAAP) basis.  The earnings per share for each of continuing operations, discontinued operations and combined total EPS is a GAAP-basis presentation.

UIL Holdings also believes that a breakdown, presented on a per share basis, of how particular significant items contributed to the change in income from continuing operations and discontinued operations by line of business (Item Variance EPS Presentation) is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another.  UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the revenue or expense item, booked in accordance with GAAP, and applying UIL Holdings’ combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented.  Any amounts provided as Item Variance EPS Presentation are provided for informational purposes only and are not intended to be used to calculate “Pro-forma” amounts.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the first quarter of 2009:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2009	2008

Operating Revenues
Utility	$235,272	$234,417
Non-utility	237	207
Total Operating Revenues	235,509	234,624
Operating Expenses
Operation
Purchased power	103,567	117,526
Operation and maintenance	52,429	52,419
Transmission wholesale	12,467	8,551
Depreciation and amortization	23,987	25,186
Taxes - other than income taxes	14,494	12,276
Total Operating Expenses	206,944	215,958
Operating Income	28,565	18,666

Other Income and (Deductions), net	1,471	1,855

Interest Charges, net
Interest on long-term debt	8,392	7,277
Other interest, net	491	208
	8,883	7,485
Amortization of debt expense and redemption premiums	513	432
Total Interest Charges, net	9,396	7,917

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	20,640	12,604

Income Taxes	8,563	5,686

Income Before Equity Earnings and Discontinued Operations	12,077	6,918
Income (Loss) from Equity Investments	12	(274)
Income from Continuing Operations	12,089	6,644
Discontinued Operations, Net of Tax	(47)	(57)

Net Income	$12,042	$6,587

Average Number of Common Shares Outstanding - Basic	25,188	25,050
Average Number of Common Shares Outstanding - Diluted	25,543	25,399

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.48	$0.26
Discontinued Operations	-	-
Net Earnings	$0.48	$0.26

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.47	$0.26
Discontinued Operations	-	-
Net Earnings	$0.47	$0.26

Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	March 31,	December 31,
(thousands of dollars)	2009	2008
ASSETS
Current assets	$279,731	$252,708
Current assets of discontinued operations held for sale	3,166	4,537
Property, plant and equipment, net	1,085,966	1,073,588
Regulatory assets	720,721	723,079
Other long-term assets	30,034	29,274
Total Assets	$2,119,618	$2,083,186

LIABILITIES AND CAPITALIZATION
Current liabilities	$366,293	$366,671
Current liabilities of discontinued operations held for sale	4,697	5,467
Noncurrent liabilities	320,440	304,292
Deferred income taxes	296,502	298,824
Regulatory liabilities	85,052	84,322
Total Liabilities	1,072,984	1,059,576

Net long-term debt	569,691	549,031
Net common stock equity	476,943	474,579
Total Capitalization	1,046,634	1,023,610

Total Liabilities and Capitalization	$2,119,618	$2,083,186